Exhibit 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
DIVIDEND INCREASE AND FIRST QUARTER EARNINGS

FOR IMMEDIATE RELEASE: JANUARY 12, 2005

         (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that its Board of Directors declared a 25% increase in the quarterly dividend to 20 cents per share for the quarter ending December 31, 2004 from 16 cents per share. The dividend is payable February 18, 2005 to shareholders of record as of January 21, 2005.

         The Company also announced today that diluted earnings per share for its first fiscal quarter ended December 31, 2004, increased 12.2% to 46 cents per share on net income of $10.8 million, compared to 41 cents per share on net income of $9.5 million for the same period last year. The increase was due primarily to increased net interest income, resulting from an increase in average interest-earning assets due to originations of loans and purchases of mortgage-backed securities. This growth was funded with low cost core deposits and FHLB advances. The increase in net interest income was partially offset by a decrease in other income and an increase in other expenses.

         The two hurricanes that hit the Treasure Coast in September continued to have a negative effect on the Company's operations this quarter as a result of lower levels of loan originations, loan sales and fee income. The Company also recognized approximately $186,000, after tax, gain on disposal of fixed assets during this quarter as a result of insurance proceeds received on hurricane damaged premises and equipment.

FINANCIAL CONDITION

         Total assets increased to $2.805 billion at December 31, 2004, from $2.627 billion at September 30, 2004. Total net loans increased to $1.933 billion at December 31, 2004, from $1.891 billion at September 30, 2004. Total deposits increased to $1.941 billion at December 31, 2004, from $1.745 billion at September 30, 2004.

         Total net loans increased due primarily to net increases of $17.1 million in residential one-to-four family mortgage loans, $8.2 million in land loans, $7.9 million in nonresidential mortgage loans, $4.3 million in consumer loans, and $2.4 million in commercial business loans for the quarter ended December 31, 2004. These increases were due to strong loan originations during the quarter as compared to the same quarter last year. Residential one-to-four mortgage loan originations increased 13.6% from the same period last year to $182.7 million for the quarter ended December 31, 2004. Consumer loan originations increased 27.7% to $40.3 million for the quarter ended December 31, 2004.
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

         Commercial business loan originations were $13.0 million for the quarter, up 2.6% from the same period last year. Commercial real estate loan originations decreased 19.6% from the same period last year but remain strong at $41.2 million for the quarter ended December 31, 2004.

         The significant growth in deposits for the quarter of 11.3% was due primarily to a net increase of $177.5 million in core deposits (transaction and passbook accounts), and $19.1 million in certificate accounts. The increase in core deposits includes approximately $55 million increase in public funds on deposit, primarily due to year-end property tax collections. The increase in core deposits also reflects disaster relief funds and insurance proceeds flowing into the Company's market area, as well as the customer's continued preference for shorter-term investments in a low interest rate environment and growth in the Company's market area. The Company will continue to emphasize growth in transaction accounts. However, the Company believes that much of the current quarter's significant growth was attributable to short-term accumulation of funds for the purpose of repairs to properties by homeowners and businesses. Future growth in such deposits may, therefore, be less than the amounts obtained for the quarter.

RESULTS OF OPERATIONS

         Net interest income increased 13.9% to $25.5 million for the quarter ended December 31, 2004, from $22.4 million for the quarter ended December 31, 2003. This increase is primarily a result of a 14.8% increase from the quarter ended December 31, 2003 in average interest-earning assets that were funded primarily with low cost core deposits and FHLB advances. The average balance of mortgage-backed securities increased $125.9 million and average interest bearing deposits in other banks increased $66.0 million, partially offset by a decrease of $137.6 million in investment securities from the same quarter last year. The Company's investment strategy has been to shift the securities portfolio from lower yielding, shorter term investment securities into higher yielding balloon mortgage-backed securities, with expected average lives in the three to four year range. Average total loans increased by $286.6 million. The average balance of core deposits and FHLB advances increased by $294.1 million and $41.4 million, respectively. The average balance of core deposits increased to 54.5% of total average deposits from 48.1% for the same quarter last year.

         Provision for loan losses was $450,000 for the quarter ended December 31, 2004, compared to $448,000 for the quarter ended December 31, 2003. The provision for the quarter ended December 31, 2004 was principally comprised of a charge of $421,000 due to increased credit risk resulting from growth in the loan portfolio, primarily commercial real estate loans, and a charge of $23,000 due to an increase in the level of classified loans.

         Other income decreased to $5.1 million for the quarter ended December 31, 2004, from $5.3 million for the quarter ended December 31, 2003. This decrease was due primarily to a decrease of $311,000 in gain on sale of equity securities, a decrease of $273,000 in gain on sale of mortgage loans and a decrease of $121,000 in income from real estate operations, partially offset by increases of $287,000 in fees and service charges and $303,000 in gain on disposal of fixed assets. The increase in fees and service charges is primarily due to growth in transaction accounts.

         Other expense increased to $12.5 million for the quarter ended December 31, 2004, from $11.6 million for the quarter ended December 31, 2003. This increase was due primarily to increases of $475,000 in compensation and benefits, $163,000 in occupancy, $116,000 in advertising and promotion, and $118,000 in other. These increases are primarily due to growth in loans and deposits and expenses incurred in the opening of new branches.

         Income tax expense was $6.9 and $6.1 million for the quarters ended December 31, 2004 and 2003. The effective tax rate was 39.2% for the quarter ended December 31, 2004 and 39.1% for the same period last year.

ASSET QUALITY

         Nonperforming loans increased to $3.0 million at December 31, 2004 from $2.3 million at December 31, 2003. Net chargeoffs for the quarter ended December 31, 2004 decreased to $6,000 compared to $33,000 for the same period last year. The ratio of the allowance for loan losses to total net loans decreased to .94% of loans as of December 31, 2004, from 1.01% of total net loans for the same period last year. The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.

BRANCH EXPANSION

         Harbor Federal opened another branch in Martin County in south Stuart during the quarter. Harbor Federal currently has five branches serving Martin County.

TREASURY STOCK REPURCHASES

         Harbor Florida Bancshares, Inc.'s Board of Directors has previously approved a stock repurchase plan, permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 524,020 shares under the current stock repurchase program. As of December 31, 2004, the Company has a total of 8,005,130 shares held as treasury stock.

         Harbor Federal is located in Fort Pierce, Florida and has 37 offices located in a seven-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

         Financial highlights for Harbor Florida Bancshares, Inc. are attached.

CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.

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HARBOR FLORIDA BANCSHARES, INC.
                                               December 31,    September 30,
                                                   2004            2004
                                                   ----            ----
                                                      (In Thousands)
Selected Consolidated Financial Data:
    Total assets                              $ 2,805,294    $  2,627,109

    Loans, gross                                1,951,515       1,908,971
    Allowance for loan losses                      18,246          17,802
     Net loans                                  1,933,269       1,891,169

    Loans held for sale                             2,677           2,438
    Interest-bearing deposits                      93,503           7,053
    Investment securities                         149,300         130,200
    Mortgage-backed securities                    473,431         443,060
    Real estate owned                                  76              48
    Goodwill                                        3,591           3,591
    Deposits                                    1,941,482       1,744,830
    FHLB advances                                 548,489         553,492
    Stockholders' equity                          294,895         286,644
    # of common shares outstanding                 23,809          23,789



                                                                  Three months ended
                                                                     December 31,
                                                                    ------------
                                                                2004             2003
                                                                ----             ----
                                                        (In Thousands Except per Share Data)
Selected Consolidated Operating Data:
    Interest income                                       $     38,330    $     34,136
    Interest expense                                            12,805          11,734
                                                           -----------     -----------
    Net interest income                                         25,525          22,402
    Provision for loan losses                                      450             448
                                                           -----------     -----------

    Net interest income after provision for loan losses         25,075          21,954
    Other Income:
      Fees and service charges                                   3,672           3,385
      Insurance commissions and fees                               645             721
      Gain on sale of mortgage loans                               468             741
      Gain on disposal of fixed assets                             303               -
      Gain on sale of equity securities                              -             311
      Other                                                         55             165
                                                           -----------     -----------
    Total other income                                           5,143           5,323
    Other expenses:
       Compensation and benefits                                 7,485           7,010
       Occupancy                                                 1,795           1,632
       Other                                                     3,198           2,949
                                                           -----------     -----------
    Total other expenses                                        12,478          11,591
                                                           -----------     -----------
    Income before income taxes                                  17,740          15,686
    Income tax expense                                           6,950           6,137
                                                           -----------     -----------
    Net income                                            $     10,790    $      9,549
                                                           ===========     ===========


    Net income per share:
       Basic                                              $       0.48    $       0.42
       Diluted                                            $       0.46    $       0.41


    Weighted average shares outstanding
       Basic                                                    22,684          22,568
       Diluted                                                  23,257          23,188

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

HARBOR FLORIDA BANCSHARES, INC.


                                                           Three months ended
                                                               December 31,
                                                               ------------
                                                          2004             2003
                                                          ----             ----
Selected Financial Ratios:

    Performance Ratios:
    Return on average assets (1)                          1.56%            1.59%
    Return on average stockholders' equity (1)           14.84%           14.38%
    Book value per share                           $     12.39        $   11.28
    Net interest rate spread (1)                          3.71%            3.71%
    Net interest margin (1)                               3.88%            3.92%
    Non-interest expense to average assets (1)            1.81%            1.93%
    Net interest income to non-interest
       expense (1)                                        2.06x            1.96x
    Average interest-earning assets to
       average interest-bearing liabilities             108.98%          110.15%
    Efficiency ratio (1)                                 41.48%           43.28%


    Asset Quality Ratios:
    Non-performing assets to total assets                 0.11%            0.12%
    Allowance for loan losses to
       total loans                                        0.94%            1.01%
    Allowance for loan losses to
       classified loans                                 400.08%          263.65%
    Allowance for loan losses to
       non-performing loans                             612.82%          710.74%


    Capital Ratios:
    Average shareholders' equity to
       average assets                                    10.52%           11.07%
    Shareholders' equity to assets
       at period end                                     10.51%           11.13%

    (1) Ratio is annualized.


                                                        Three months ended
                                                           December 31,
                                                    2004                  2003
                                                    ----                  ----
                                                          (In Thousands)
Selected Average Balances:
    Total assets                                2,749,578             2,379,815
    Interest earning assets                     2,638,442             2,297,473
    Gross loans                                 1,925,404             1,638,760
    Stockholders' equity                          289,215               263,534
    Deposits                                    1,866,863             1,572,764

Asset Quality:
    Nonaccrual loans                                2,977                 2,338
    Net loan charge-offs                                6                    33

Loan Originations:
    Residential                                   182,717               160,778
    Commercial Real Estate                         41,175                51,188
    Consumer                                       40,269                31,522
    Commercial Business                            13,020                12,687

Loan Sales:                                        21,395                28,168

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HARBOR FLORIDA BANCSHARES, INC.

                                                                                For the three months ended
                                                                                --------------------------
                                                              Dec. 31,   Sept. 30,      June 30,        Mar.31,        Dec. 31,
                                                                2004       2004           2004           2004           2003
                                                                ----       ----           ----           ----           ----
                                                                             (In Thousands Except Per Share Data)
Selected Consolidated Operating Data:
    Interest income                                        $   38,330  $   36,843     $   36,007     $   35,099     $   34,136
    Interest expense                                           12,805      12,385         11,649         11,658         11,734
                                                            ---------   ---------      ---------      ---------      ---------
    Net interest income                                        25,525      24,458         24,358         23,441         22,402
    Provision for loan losses                                     450         350            503            351            448
                                                            ---------   ---------      ---------      ---------      ---------

    Net interest income after provision for loan losses        25,075      24,108         23,855         23,090         21,954
    Other Income:
      Fees and service charges                                  3,672       4,035          3,974          3,495          3,385
      Insurance commissions and fees                              645         863            923            884            721
      Gain on sale of mortgage loans                              468         553            297            669            741
      Gain on sale of equity securities                             -           -          1,379            307            311
      Gain on sale of debt securities                               -           -              -            248              -
      Gain (loss) on disposal of fixed assets                     303           -            342             (2)            (6)
      Other                                                        55         107             50            100            171
                                                            ---------   ---------      ---------      ---------      ---------
    Total other income                                          5,143       5,558          6,965          5,701          5,323
    Other expenses:
       Compensation and benefits                                7,485       7,356          7,483          7,343          7,010
       Occupancy                                                1,795       1,922          1,773          1,705          1,632
       Other                                                    3,198       3,279          4,205          3,210          2,949
                                                            ---------   ---------      ---------      ---------      ---------
    Total other expenses                                       12,478      12,557         13,461         12,258         11,591
                                                            ---------   ---------      ---------      ---------      ---------
    Income before income taxes                                 17,740      17,109         17,359         16,533         15,686
    Income tax expense                                          6,950       6,002          7,090          6,462          6,137
                                                            ---------   ---------      ---------      ---------      ---------
    Net income                                             $   10,790  $   11,107     $   10,269     $   10,071     $    9,549
                                                            =========   =========      =========      =========      =========

    Net income per share:
       Basic                                               $     0.48  $     0.49     $     0.45     $     0.45     $     0.42
       Diluted                                             $     0.46  $     0.48     $     0.44     $     0.44     $     0.41

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HARBOR FLORIDA BANCSHARES, INC.

                                                                        Three months ended December 30,
                                                                        -------------------------------
                                                                 2004                                        2003
                                                                 ----                                        ----
                                            Average         Interest &     Yield/           Average       Interest &       Yield/
                                            Balance          Dividend       Rate            Balance       Dividend          Rate
                                            -------          --------       ----            -------       --------          ----
                                                                          (Dollars in Thousands)
Analysis of Net Interest Income:
    Assets:
    Interest-earning assets :
       Interest-bearing deposits          $   81,021       $     397         1.92%      $   14,978      $       34          0.89%
       Investment securities                 165,023           1,060         2.57          302,641           1,939          2.56
       Mortgage-backed securities            466,994           4,493         3.85          341,095           3,462          4.06
       Mortgage loans                      1,645,005          27,466         6.67        1,403,326          24,664          7.02
       Other loans                           280,399           4,914         6.97          235,434           4,037          6.80
                                           ---------       ---------    ---------        ---------       ---------     ---------
    Total interest-earning assets          2,638,442          38,330         5.80        2,297,474          34,136          5.93
                                                           ---------    ---------                        ---------     ---------
    Total noninterest-earning assets         111,136                                        82,341
                                           ---------                                     ---------
    Total assets                          $2,749,578                                     2,379,815
                                           =========                                     =========

    Liabilities and Stockholders' Equity:
    Interest-bearing liabilities
       Deposits:
          Transaction accounts            $  811,025           1,052         0.51%         594,580             609          0.41%
          Passbook savings                   185,005             128         0.28          144,785              97          0.27
          Official checks                     21,875               -            -           17,076               -             -
          Certificate accounts               848,958           5,467         2.56          816,323           5,205          2.53
                                           ---------       ---------    ---------        ---------       ---------     ---------
          Total deposits                   1,866,863           6,647         1.42        1,572,764           5,911          1.49
       FHLB advances                         553,436           6,146         4.35          512,074           5,810          4.44
       Other borrowings                          778              12         6.00              849              13          6.02
                                           ---------       ---------    ---------        ---------       ---------     ---------
    Total interest-bearing liabilities     2,421,077          12,805         2.09        2,085,687          11,734          2.22
                                                           ---------    ---------                        ---------     ---------
    Noninterest-bearing liabilities           39,286                                        30,594
                                           ---------                                     ---------
    Total liabilities                      2,460,363                                     2,116,281
    Stockholders' equity                     289,215                                       263,534
                                           ---------                                     ---------
    Total liabilities and
       stockholders' equity               $2,749,578                                     2,379,815
                                           =========                                     =========
    Net interest income/
        interest rate spread                              $   25,525         3.71%                      $   22,402          3.71%
                                                           =========    =========                        =========     =========
    Net interest-earning assets/
        net  interest margin              $  217,365                         3.88%      $  211,787                          3.92%
                                           =========                    =========        =========                     =========
    Interest-earning assets to
        interest-bearing liabilities                                       108.98%                                        110.15%
                                                                        =========                                      =========